EXHIBIT 3.53

FORTY-EIGHTH

AMENDMENT

TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

VORNADO REALTY L.P.
Dated as of January 12, 2018

THIS FORTY-EIGHTH AMENDMENT TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VORNADO REALTY L.P. (this “Amendment”), dated as of January 12, 2018, is hereby adopted by Vornado Realty Trust, a Maryland real estate investment trust (defined in the Agreement, hereinafter defined, as the “General Partner”), as the general partner of Vornado Realty L.P., a Delaware limited partnership (the “Partnership”). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P. dated as of October 20, 1997, as amended by the Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 16, 1997, and further amended by the Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 1998, the Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 12, 1998, the Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 30, 1998, the Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 3, 1999, the Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 17, 1999, the Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 20, 1999, the Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 1999, the Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Tenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 3, 1999, the Eleventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 24, 1999, the Twelfth Amendment to

Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 1, 2000, the Thirteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 25, 2000, the Fourteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 8, 2000, the Fifteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 15, 2000, the Sixteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 25, 2001, the Seventeenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 21, 2001, the Eighteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of January 1, 2002, the Nineteenth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 1, 2002, the Twentieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 9, 2003, the Twenty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 31, 2003, the Twenty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2003, the Twenty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 27, 2004, the Twenty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 17, 2004, the Twenty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of November 17, 2004, the Twenty-Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 17, 2004, the Twenty-Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 20, 2004, the Twenty-Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 30, 2004, the Twenty-Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 17, 2005, the Thirtieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 31, 2005, the Thirty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of September 9, 2005, and the Thirty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 19, 2005, the Thirty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 25, 2006, the Thirty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of May 2, 2006, the Thirty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of August 17, 2006, the Thirty-Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of October 2, 2006, the Thirty-Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 28, 2007, the Thirty-Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 28, 2007, the Thirty-Ninth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 28, 2007, the Fortieth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of June 28, 2007, the Forty-First Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 31, 2008, the Forty-Second Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 17, 2010, the Forty-Third Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 20, 2011, the Forty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of March 30, 2012, the Forty-Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of July 18, 2012, the Forty-Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of January 25, 2013, the Forty-Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of April 1, 2015 and the Forty-Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of Vornado Realty L.P., dated as of December 13, 2017 (as so amended, the “Agreement ”).
WHEREAS, the General Partner desires to establish and set forth the terms of a new series of Partnership Interests designated as AO LTIP Units (the “AO LTIP Units”) and to amend the Agreement to accomplish the same;
WHEREAS, Section 4.2.A of the Agreement grants the General Partner authority to cause the Partnership to issue interests in the Partnership to a person other than the General Partner in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as may be determined by the General Partner in its sole and absolute discretion so long as the issuance does not violate Section 4.2.E of the Agreement;
WHEREAS, the General Partner has determined that the establishment and issuance of the AO LTIP Units will not violate Section 4.2.E of the Agreement;
WHEREAS, Section 14.1.B of the Agreement grants the General Partner power and authority to amend the Agreement without the consent of any of the Partnership’s limited partners if the amendment does not adversely affect or eliminate any right granted to a limited partner pursuant to any of the provisions of the Agreement specified in Section 14.1.C or Section 14.1.D of the Agreement as requiring a particular minimum vote; and
WHEREAS, the General Partner has determined that the amendment effected hereby does not adversely affect or eliminate any of the limited partner rights specified in Section 14.1.C or Section 14.1.D of the Agreement;
NOW, THEREFORE, the General Partner hereby amends the Agreement as follows:
1.Exhibit AT, attached hereto as Attachment 1, is hereby incorporated by reference into the Agreement and made a part thereof.

2.    Article 1 of the Partnership Agreement is amended by inserting the following definitions in alphabetical order:
“AO LTIP Unit Sharing Percentage” means, for an AO LTIP Unit, the percentage that is specified as the AO LTIP Unit Sharing Percentage in the Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is issued or, if no such percentage is specified, 10%.
“AO LTIP Unit” means a Partnership Unit designated as such having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Exhibit AT hereto.
3.    The definition of “Economic Capital Account Balance” is amended by replacing the text thereof with the following:
“means (i) with respect to a holder of LTIP Units, such holder’s Capital Account balance with respect thereto plus the amount of the holder’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the holder’s ownership of LTIP Units and (ii) with respect to a holder of AO LTIP Units, the holder’s Capital Account balance with respect thereto plus the amount of the holder’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the holder’s ownership of AO LTIP Units.”
4.    Section 4.2 of the Agreement is hereby supplemented by adding the following paragraph to the end thereof:
AT.     Issuance of AO LTIP Units. From and after the date hereof the Partnership shall be authorized to issue Partnership Units of a new series, which Partnership Units are hereby designated as “AO LTIP Units.” From time to time the General Partner may issue AO LTIP Units to Persons providing services to or for the benefit of the Partnership. AO LTIP Units are intended to qualify as profits interests in the Partnership and, for the avoidance of doubt, the provisions of Section 4.4 shall not apply to the issuance of AO LTIP Units. AO LTIP Units shall have the terms set forth in Exhibit AT attached hereto and made part hereof.
5.    In making distributions pursuant to Section 5.1(B) of the Agreement, the General Partner of the Partnership shall take into account the provisions of Paragraph 2 of Exhibit AT to the Agreement.
6.    Section 6.1.F of the Agreement is amended by replacing the text thereof with the following:
F.    Special Allocations With Respect to LTIP Units and AO LTIP Units
(i)After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto and Section 6.1.E above, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, but subject to the prior allocation of income and gain under Subsections 6.1.A(i) through (vi) above, any Liquidating Gains shall first be allocated to the holders of LTIP Units and AO LTIP Units until the Economic Capital Account Balances of such holders, to the extent attributable to their ownership of LTIP Units and AO LTIP Units, are equal to (A) (i) the Class A Unit Economic Balance, multiplied by (ii) the sum of (1) the number of their LTIP Units and (2) the number of Class A Units into which their AO LTIP Units would then be convertible, assuming for such purpose that such AO LTIP Units were Vested AO LTIP Units plus (B) with respect to Special LTIP Units, the aggregate net amount of Net Income and Net Loss allocated to such Special LTIP Units prior to the Distribution Participation Date with respect to such Special LTIP Units less the amount of any Special LTIP Unit Distributions with respect to such Special LTIP Units plus (C) with respect AO LTIP Units, the aggregate net amount of Net Income and Net Loss allocated to such AO LTIP Units prior to the AO Conversion Date with respect to such AO LTIP Units pursuant to Section 3 of Exhibit AT less the amount of any AO LTIP Unit Special Distributions with respect to such AO LTIP Units; provided that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit and/or AO LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit and/or AO LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit and/or AO LTIP Unit.

(ii)Liquidating Gain allocated to an LTIP Unitholder under this Section 6.1.F will be attributed to specific LTIP Units of such LTIP Unitholder for purposes of determining (i) allocations under this Section 6.1.F, (ii) the effect of the forfeiture or conversion of specific LTIP Units on such LTIP Unitholder’s Economic Capital Account Balance and (iii) the ability of such LTIP Unitholder to convert specific LTIP Units into Class A Units. Such Liquidating Gain will be attributed to LTIP Units in the following order: (i) first, to Vested LTIP Units held for more than two years, (ii) second, to Vested LTIP Units held for two years or less, (iii) third, to Unvested LTIP Units that have remaining vesting conditions that only require continued employment or service to the Partnership, the General Partner or an Affiliate of either for a certain period of time (with such Liquidating Gains being attributed in order of vesting from soonest vesting to latest vesting), and (iv) fourth, to other Unvested LTIP Units (with such Liquidating Gains being attributed in order of issuance from earliest issued to latest issued). Within each such category, Liquidating Gain will be allocated serially (i.e., entirely to the first unit in the category, then entirely to the next unit in the category, and so on, until a full allocation is made to the last unit in the category) in the order of smallest Book-Up Target to largest Book-Up Target until the Economic Capital Account Balance of such LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit in the category is equal to the Class A Unit Economic Balance; provided, however, that if there is not sufficient Liquidating Gain for the Economic Capital Account Balance of such LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit to be equal to the Class A Unit Economic Balance and the Book-Up Target for any LTIP Unit is less that the amount required to be allocated to the LTIP Unit for the Economic Capital Account attributable to the LTIP Unit to equal the Class A Unit Economic Balance, then Liquidating Gains shall be allocated pursuant to the waterfall set forth in 6.1.F(ii)(i)–(iv) above until the Book-Up Target of each such

LTIP Unit in each category has been reduced to zero and, thereafter, any remaining Liquidating Gain shall be further allocated pursuant to such waterfall until the Economic Capital Account Balance of an LTIP Unitholder attributable to such LTIP Unitholder’s ownership of each LTIP Unit in the category is equal to the Class A Unit Economic Balance.

(iii)After giving effect to the special allocations set forth in Section 1 of Exhibit C hereto, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, in the event that, due to distributions with respect to Class A Units in which the LTIP Units and/or AO LTIP Units do not participate or otherwise, the Economic Capital Account Balance of any present or former holder of LTIP Units and/or AO LTIP Units, to the extent attributable to the holder’s ownership of LTIP Units and/or AO LTIP Units, exceeds the target balance specified above, the amount of such excess shall be re-allocated to such holder’s remaining LTIP Units and/or AO LTIP Units to the same extent and in the same manner as would apply in the event of a forfeiture of LTIP Units and/or AO LTIP Units. To the extent such excess may not be re-allocated, any remaining Liquidating Losses shall be allocated to such holder to the extent necessary to reduce or eliminate the disparity; provided, however, that if Liquidating Losses are insufficient to completely eliminate all such disparities, such losses shall be allocated among the holders of LTIP Units and AO LTIP Units as reasonably determined by the General Partner.

(iv)If a holder of LTIP Units or AO LTIP Units forfeits any LTIP Units or AO LTIP Units to which Liquidating Gain has previously been allocated under this Section 6.1.F (i) the Capital Account associated with such forfeited LTIP Units will be re-allocated to that holder’s remaining LTIP Units using a methodology similar to that described in Section 6.1.F(ii) above to the extent necessary to cause such holder’s Economic Capital Account Balance attributable to each LTIP Unit to equal the Class A Unit Economic Balance and (ii) the Capital Account associated with such forfeited AO LTIP Units will be re-allocated to that holder’s remaining AO LTIP Units to the extent necessary to cause such holder’s Economic Capital Account Balance attributable to such holder’s remaining AO LTIP Units to equal the Class A Unit Economic Balance of a number of Class A Units of the General Partner equal to the number of Class A Units (or fractions thereof), if any, into which such AO LTIP Units would then be convertible, assuming for such purpose that such AO LTIP Units were a Vested AO LTIP Units. Any Capital Account balance not reallocated in accordance with this Section 6.1.F(iv) will be allocated by the General Partner among holders of other Units as the General Partner determines to be appropriate in its discretion.

(v)In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.1.F, Net Income allocable under the remaining Subsections of Section 6.1.A (i.e. Subsections 6.1.A(vii) and after) and any Net Losses shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.

(vi)Any such allocations under this Section 6.1.F shall first be made among the holders of LTIP Units in proportion to the amounts required to be allocated to each under this Section 6.1.F, and next to the holders of AO LTIP Units in proportion to the amounts required to be allocated to each under this Section 6.1.F. The parties agree that the intent of this Section 6.1.F and Section 6.1.G is to make the Capital Account balance associated with (x) each LTIP Unit economically equivalent to the Capital Account balance associated with the General Partner’s Class A Units (on a per-unit basis and, with respect to Special LTIP Units, other than differences resulting from the allocation of Net Income and Net Loss allocated to such Special LTIP Units prior to the Distribution Participation Date with respect to such Special LTIP Units pursuant to Section 3 of Exhibit AH in excess of the amount of Special LTIP Unit Distributions paid with respect to such Special LTIP Units) and (y) each AO LTIP Unit economically equivalent to the Capital Account balance associated with a number of Class A Units of the General Partner equal to the number of Class A Units (or fractions thereof), if any, into which such AO LTIP Unit would then be convertible, assuming for such purpose that such AO LTIP Unit was a Vested AO LTIP Unit ( on a per-unit basis and other than differences resulting from the allocation of Net Income and Net Loss to AO LTIP Units prior to the AO Conversion Date with respect to such AO LTIP Units pursuant to Section 3 of Exhibit AT), but only if the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the relevant LTIP Unit and/or AO LTIP Unit.

7.    Section 6.1 of the Partnership Agreement is hereby amended by appending the following to the end of such Section as a new Section 6.1.G:
“Special Allocation upon Conversion of AO LTIP Unit. After a holder’s conversion of an AO LTIP Unit into a fraction of a Class A Unit and after giving effect to the special allocations set forth in Section 1 of Exhibit C and in Section 6.1.F, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, but subject to the prior allocation of income and gain under clauses 6.1.A(i) through (vi) above, the Partnership will specially allocate Liquidating Gain and Liquidating Loss to the Partners until and in a manner that causes, as promptly as practicable, the portion of the Economic Capital Account Balance of the Partner converting the AO LTIP Unit that is attributable to the fraction of a Class A Unit received upon the conversion to equal the Class A Unit Economic Balance multiplied by a fraction equal to the fraction of the Class A Unit issued in the conversion.”
8.    The Agreement is hereby supplemented by adding the following paragraph at the end of Section 8.6 thereof:
AT.    AO LTIP Unit Exception and Redemption of Class A Units Issued Upon Conversion of AO LTIP Units. Holders of AO LTIP Units shall not be entitled to the Redemption Right provided for in Section 8.6.A of this Agreement in respect of AO LTIP Units, but will only be entitled to such Redemption Right if and after such AO LTIP Units have been converted into Class A Units (or any other class or series of Partnership Units entitled to such Redemption Right) in accordance with their terms. In addition, except as otherwise permitted by the award, plan or other agreement pursuant to which an AO LTIP Unit was issued or as otherwise expressly permitted by the General

Partner in its discretion, the Redemption Right shall not be exercisable with respect to any Class A Unit issued upon conversion of an AO LTIP Unit until on or after second anniversary of the date on which the AO LTIP Unit was issued, provided however, that the foregoing restriction shall not apply if the Redemption Right is exercised by an AO LTIP Unit holder in connection with a transaction that falls within the definition of a “change of control” under the agreement or agreements pursuant to which the AO LTIP Units were issued to him or her and provided further that the one (1) year waiting requirement set forth in the first sentence of Subsection 8.6.A(i) shall not apply with respect to Class A Units issued upon conversion of AO LTIP Units.
9.    Except as expressly amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

VORNADO REALTY TRUST

By	/s/ Joseph Macnow
	Name:	Joseph Macnow
	Title:	Executive Vice President – Finance and Administration and Chief Financial Officer

ATTACHMENT 1
EXHIBIT AT
DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
AND CONDITIONS OF REDEMPTION
OF THE
AO LTIP UNITS
The following are the terms of the AO LTIP Units:

1.    Vesting.
A.     Vesting, Generally AO LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement (as defined in Exhibit AH). The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any plan pursuant to which the AO LTIP Units are issued, if applicable. AO LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested AO LTIP Units”; all other AO LTIP Units are referred to as “Unvested AO LTIP Units.” Subject to the terms of any Vesting Agreement, a holder of AO LTIP Units shall be entitled to transfer his or her AO LTIP Units to the same extent, and subject to the same restrictions, as a holder of Class A Units is entitled to transfer Class A Units pursuant to Article XI of the Agreement.
B.     Forfeiture or Transfer of Unvested AO LTIP Units. Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any AO LTIP Units or the right of the Partnership or the General Partner to repurchase AO LTIP Units at a specified purchase price, then upon the occurrence of the circumstances resulting in such forfeiture or if the Partnership or the General Partner exercises such right to repurchase, then the relevant AO LTIP Units shall immediately, and without any further action, be treated as cancelled or transferred to the General Partner, as applicable, and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any AO LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture. In connection with any forfeiture or repurchase of AO LTIP Units, the balance of the portion of the Capital Account of the holder that is attributable to all of his or her AO LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 6.1.F of the Agreement, calculated with respect to the holder’s remaining AO LTIP Units, if any, subject in all cases to compliance with the provisions of Section 6.1.F of the Agreement.
C.     Legend. The General Partner currently anticipates that AO LTIP Units will not be certificated and the records maintained by or on behalf of the Partnership with respect to outstanding AO LTIP Units shall reflect that terms, conditions and restrictions on transfer, including without limitation any Vesting Agreement, apply to AO LTIP Units. If the Partnership elects to issue certificates evidencing an AO LTIP Unit, such certificate shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation any Vesting Agreement, apply to the AO LTIP Unit.
2.    Distributions.
A.     AO LTIP Unit Distributions. Other than the AO LTIP Unit Special Distribution (as defined below) or distributions made pursuant to Section 13.2 of the Agreement, the holder of an AO LTIP Unit is not entitled to receive any distributions from the Partnership with respect to such AO LTIP Unit.
B.     AO LTIP Unit Special Distributions. As of the AO Conversion Date (as defined below) for an AO LTIP Unit that is not forfeited on or prior to such AO Conversion Date, the holder of such AO LTIP will be entitled to receive a special distribution (the “AO LTIP Unit Special Distribution”) with respect to such unit equal to the AO LTIP Unit Special Distribution Amount for such unit. The “AO LTIP Unit Special Distribution Amount” with respect to an AO LTIP Unit equals (i) the amount of cash distributions per unit that were paid on the Class A Units that had record dates for determining the Partners eligible to receive such distributions on or after the date of the issuance of such AO LTIP Unit (or such other date as is specified as the “Distribution Measurement Date” in the Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is issued) and prior to the AO Conversion Date for such AO LTIP Unit multiplied by (ii) the AO LTIP Unit Sharing Percentage for such AO LTIP Unit. The AO LTIP Unit Special Distribution for an AO LTIP Unit will be payable on the payment date for the first distribution made with respect to the Class A Units with a Partnership Record Date that is on or after the AO Conversion Date for such AO LTIP Unit if and when authorized by the General Partner out of funds legally available for the payment of distributions; provided that, to the extent not otherwise prohibited by the terms of Partnership Interests entitled to any preference in distribution and authorized by the General Partner out of funds legally available for the payment of distributions, such AO LTIP Unit Special Distribution may be paid prior to such date. On or after the AO Conversion Date with respect to an AO LTIP Unit, no distributions (other than in Class A Units, LTIP Units or other Partnership Interests ranking on parity with or junior to such units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership) shall be declared or paid or set apart for payment upon the Class A Units, the LTIP Units or any other Partnership Interests ranking on parity with or junior to the

AO LTIP Unit as to distributions for any period (other than AO LTIP Unit Special Distributions with respect to AO LTIP Units that had an earlier AO Conversion Date) unless the full amount of any AO LTIP Unit Special Distribution due with respect to such AO LTIP Unit has been or is contemporaneously declared and paid.
3.    Allocations. Each holder of an AO LTIP Unit shall be allocated Net Income and Net Loss, for any taxable year or portion of a taxable year occurring after the issuance of such AO LTIP Units, in amounts per AO LTIP Unit equal to (i) the amounts allocated per Class A Unit for the same period multiplied by (ii) the AO LTIP Unit Sharing Percentage for such AO LTIP Unit. The allocations provided by this Section 3 of Exhibit AT shall be subject to the proviso to the first sentence of Section 6.1.B of the Agreement.
4.    Adjustments. If an Adjustment Event as defined in Exhibit AH (or other similar event that the General Partner determines would require an adjustment to LTIP Units) occurs, the General Partner shall make such corresponding adjustment to each AO LTIP Unit as the General Partner determines is appropriate to maintain the same correspondence ratio between such AO LTIP Unit and the Class A Units as existed immediately prior to such Adjustment Event or other event. The methodology for making adjustments set forth in Exhibit AH with respect to LTIP Units shall be used, with all appropriate modifications, for making adjustments under this Exhibit AT with respect to AO LTIP Units as the General Partner determines to be appropriate in its judgment.
5.    Ranking. Except as specifically provided otherwise, the AO LTIP Units shall rank on parity with the Class A Units in all respects.
6.    No Liquidation Preference. The AO LTIP Units shall have no liquidation preference.
7.    Right to Convert AO LTIP Units into Class A Units.
A.     Conversion Right. A holder of AO LTIP Units shall have the right (the “AO Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested AO LTIP Units into Class A Units. In order to exercise his or her AO Conversion Right, a holder of AO LTIP Units shall deliver a notice (an “AO Conversion Notice”) in the form attached as Attachment A to this Exhibit AT to the Partnership. Holders of AO LTIP Units shall not have the right to convert Unvested AO LTIP Units into Class A Units until they become Vested AO LTIP Units; provided, however, that when a holder of AO LTIP Units is notified of the expected occurrence of an event that will cause his or her Unvested AO LTIP Units to become Vested AO LTIP Units (or at such other time, if any, as may be permitted by the General Partner in its discretion), such Person may give the Partnership an AO Conversion Notice conditioned upon and effective as of the time of vesting (or the occurrence of such other event as may be permitted by the General Partner), and such AO Conversion Notice shall become effective upon the time of such vesting (or such other event) unless it is revoked by the holder of the AO LTIP Units prior to such effectiveness. In all cases, the conversion of any AO LTIP Units into Class A Units shall be subject to the conditions and procedures set forth in this Section 7. Each holder of AO LTIP Units covenants and agrees with the

Partnership that all Vested AO LTIP Units to be converted pursuant to this Section 7 shall be delivered free and clear of all liens. Notwithstanding anything herein to the contrary or the holding period requirement of Section 8.6.A(i) of the Agreement (but subject to the remainder of Section 8.6, including the limitation in Section 8.6.AT thereof generally prohibiting exercise of the Redemption Right with respect to Class A Units received in respect of AO LTIP Units until on or after the second anniversary of issuance of the AO LTIP Units), a holder of AO LTIP Units may deliver a Redemption Notice pursuant to Section 8.6 of the Agreement relating to those Class A Units that will be issued to such holder upon conversion of such LTIP Units into Class A Units in advance of the AO Conversion Date; provided, however, that the redemption of such Class A Units by the Partnership shall in no event take place until the AO Conversion Date. For clarity, it is noted that the objective of this paragraph is to put a holder of Vested AO LTIP Units in a position where, if he or she so wishes, the Class A Units into which his or her Vested AO LTIP Units will be converted can be redeemed by the Partnership simultaneously with such conversion notwithstanding such Class A Units were not held for one (1) year, with the further consequence that, if the General Partner elects to assume the Partnership’s redemption obligation with respect to such Class A Units under Section 8.6 of the Agreement by delivering to such holder Shares rather than cash, then such holder can have such Shares issued to him or her simultaneously with the conversion of his or her Vested AO LTIP Units into Class A Units. The General Partner shall cooperate with a holder of AO LTIP Units to coordinate the timing of the different events described in the foregoing sentence.
B.     Mandatory Conversion. On the Mandatory Conversion Date with respect to any Vested AO LTIP Units, all such Vested AO LTIP Units that have not previously been converted shall be converted into Class A Units without any further action on the part of the Partnership or the holder of such Vested AO LTIP Units. The “Mandatory Conversion Date” with respect to an AO LTIP Unit shall mean the date specified as such in the relevant Vesting Agreement or, if no such date is specified, the date that is the tenth (10th) anniversary of the date of issuance of that AO LTIP Unit.
C.     AO Forced Conversion in Connection with an AO Forced Conversion Event. Upon the effective time of an AO Forced Conversion Event (as defined below), at the election of the General Partner, either (i) all then outstanding AO LTIP Units shall vest and be converted into Class A Units (a “AO Forced Conversion”) or (ii) the AO LTIP Units will remain outstanding and continue with appropriate adjustment pursuant to Section 4 above (and any other similar adjustment provisions applicable to the AO LTIP Units). Unless otherwise specified in the relevant Vesting Agreement for AO LTIP Units, an “AO Forced Conversion Event” shall mean a merger or consolidation of the Partnership with one or more entities (other than entities controlled directly or indirectly by the General Partner Entity, the General Partner or the Partnership prior to such merger or consolidation).
In the event of an AO Forced Conversion, the Partnership shall use commercially reasonable efforts to cause each holder of AO LTIP Units to be afforded the right to receive, in connection with the AO Forced Conversion Event in consideration for the

Class A Units into which his or her AO LTIP Units will be converted, the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such AO Forced Conversion Event by a holder of the same number of Class A Units, assuming such holder of Class A Units is not a Constituent Person (as defined in Exhibit AH) or an affiliate of a Constituent Person. In the event the Partnership is a party to a transaction pursuant to which Class A Units shall be exchanged for or converted into the right to receive cash, securities or other property, then, prior to the completion of such transaction, the General Partner shall give written notice to each holder of AO LTIP Units eligible for conversion into Class A Units or that will become so eligible in connection with such transaction, and shall use commercially reasonable efforts to afford to such holders who exercise the right to convert prior to or in connection with such transaction the right to elect the form or type of consideration to be received with respect to each Class A Unit issuable upon conversion of each AO LTIP Unit so converted to the same extent as the holders of the Class A Units.
D.     Conversion Date. The date on which a Vested AO LTIP Unit shall be converted into Class A Units (the “AO Conversion Date” for such unit) shall be: (i) in the event of a conversion upon the exercise of the AO Conversion Right, the date on which the Partnership receives the AO Conversion Notice for the conversion of such Vested AO LTIP Unit (or, if later, the date upon which such AO Conversion Notice becomes effective), (ii) in the event of a conversion as a result of an AO Forced Conversion, upon the effective time of the applicable AO Forced Conversion Event or (iii) in the event of a conversion immediately prior to the Mandatory Conversion Date, the Mandatory Conversion Date.
E.     Number of Units Convertible. A holder of Vested AO LTIP Units may convert each such Vested AO LTIP Unit into a number (or fraction thereof) of fully paid and non-assessable Class A Units, giving effect to all adjustments (if any) made pursuant to Section 4, equal to the AO LTIP Conversion Factor (as defined below) for such Vested AO LTIP Unit on the AO Conversion Date for such Vested AO LTIP Unit. The “AO LTIP Unit Conversion Factor” shall mean, for an AO LTIP Unit as of a particular date, the quotient of (i) the excess of the AO Conversion Value over the AO LTIP Unit Participation Threshold (as defined below) for such AO LTIP Unit as of such date (or, if there is no excess, zero), divided by (ii) the AO Conversion Value. The “AO Conversion Value” of an AO LTIP Unit as of a particular date means the Share Price multiplied by the Conversion Factor, in each case, as of such date. “Share Price” means, as of a particular date, (i) if on such date the Shares are listed on the New York Stock Exchange, The NASDAQ Stock Market, Inc. or another national securities exchange or is publicly traded on an established securities market, the Share Price of a Share shall be the closing price per Share of the Shares on such exchange or in such market (if there is more than one such exchange or market, the General Partner shall determine the appropriate exchange or market) on such date (or if there is no such reported closing price, the Share Price shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported; or (ii) if the Shares are not listed on such an exchange, quoted on such system or traded on such a market on such date, Share Price shall be the value per Share of the Shares as determined by the General Partner in good faith. The “AO LTIP Unit Participation Threshold” shall mean, for each AO LTIP Unit, the amount specified as such in the relevant Vesting Agreement or other documentation pursuant to which such AO LTIP Unit is granted.
F.     Conversion Procedures. A conversion of Vested AO LTIP Units for which the holder thereof has given an AO Conversion Notice or that have converted upon the Mandatory Conversion Date or an AO Forced Conversion shall occur automatically after the close of business on the applicable AO Conversion Date without any further action on the part of such holder of AO LTIP Units, as of which time such holder of AO LTIP Units shall be credited on the books and records of the Partnership with the issuance of the number of Class A Units issuable upon such conversion. After the conversion of AO LTIP Units as aforesaid, the Partnership shall deliver to such holder of AO LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Class A Units and remaining AO LTIP Units, if any, held by such Person immediately after such conversion; provided, however, that if the AO LTIP Units being converted are evidenced by a physical certificate, the Partnership will be entitled to require that the holder return the original certificate (or, if that certificate has been lost or destroyed, an affidavit of lost certificate, with supporting indemnification, in form and substance determined by the General Partner) and to condition delivery of the new certificate evidencing Class A Units upon receipt of same.
G.     Treatment of Capital Account. For purposes of making future allocations under Section 6.1.F of the Agreement, the portion of the Economic Capital Account Balance of the applicable holder of AO LTIP Units that is treated as attributable to his or her AO LTIP Units shall be reduced, as of an AO Conversion Date, by the lesser of (i) the product of the number of Class A Units into which such holder’s AO LTIP Units were converted on such date multiplied by the Class A Unit Economic Balance or (ii) the entire amount of the Economic Capital Account Balance of the applicable holder of AO LTIP Units that was treated as attributable to his or her AO LTIP Units prior to such AO Conversion Date.
8.    Redemption at the Option of the Partnership. AO LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from repurchasing AO LTIP Units from the holder thereof if and to the extent such holder agrees to sell such units.
9.    Voting Rights.
A.     No Voting Rights. Except as provided in Section 9.B, holders of AO LTIP Units shall not have the right to vote on any matters submitted to a vote of the Limited Partners.
B.     Special Approval Rights. The General Partner and/or the Partnership shall not, without the affirmative vote of holders of more than 50% of the then outstanding AO

LTIP Units affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, modify or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of the AO LTIP Units, subject to the following exceptions: (i) no consent of the holders of AO LTIP Units will be required with respect to any alteration, change, modification or amendment of the rights, powers or privileges of the Class A Units that applies on a substantially similar basis to all holders of Class A Units; (ii) with respect to any merger, consolidation or other business combination or reorganization, so long as (x) there is an AO Forced Conversion of all outstanding AO LTIP Unit in accordance with Section 7 hereof, (y) the AO LTIP Units remain outstanding with the terms thereof materially unchanged or (z) if the Partnership is not the surviving entity in such transaction, the AO LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the AO LTIP Units and without any income, gain or loss expected to be recognized by the holder upon the exchange for federal income tax purposes (and with the terms of the Class A Units or such other securities into which the AO LTIP Units (or the substitute security therefor) are convertible materially the same with respect to rights to allocations, distributions, redemption, conversion and voting), such merger, consolidation or other business combination or reorganization shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the AO LTIP Units; (iii) any creation or issuance of any Class A Units or of any class of series of Partnership Interests (whether ranking junior to, on parity with or senior to the AO LTIP Units with respect to payment of distributions, redemption rights and the distribution of assets upon liquidation, dissolution or winding up), which either (x) does not require the consent of the holders of Class A Units or (y) does require such consent and is authorized by a vote of the holders of Class A Units, together with any other class or series of units of limited partnership interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the AO LTIP Units; and (iv) any waiver by the Partnership of restrictions or limitations applicable to any outstanding AO LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the AO LTIP Units with respect to other holders. The foregoing voting provisions will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding AO LTIP Units shall have been converted, or provision is made for such conversion to occur as of or prior to such time.

[End of text]

Attachment A to Exhibit AT

Notice of Election by Partner to Convert
AO LTIP Units into Class A Units
The undersigned holder of AO LTIP Units hereby irrevocably elects to convert the number of Vested AO LTIP Units in Vornado Realty L.P. (the “Partnership”) set forth below into Class A Units in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended. The undersigned hereby represents, warrants, and certifies that the undersigned: (a) has title to such AO LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such AO LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.
Name of Holder: ________________________________________________________
(Please Print: Exact Name as Registered with Partnership)
AO LTIP Units to be Converted

Number of AO LTIP Units: _______________________

Issuance Date of AO LTIP Units:___________________

AO LTIP Unit Participation Threshold: _____________

________________________________________________________________
(Signature of Holder: Sign Exact Name as Registered with Partnership)
________________________________________________________________
(Street Address)
________________________________________________________________
(City)                    (State)                (Zip Code)
Signature Guaranteed by:____________________________________________